      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1997


                                                      REGISTRATION NO. 333-23197
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------

                        AMERICAN RETIREMENT CORPORATION
             (Exact Name of Registrant as Specified in Its Charter)

            TENNESSEE                             8059                            62-1674303
 (State or Other Jurisdiction of      (Primary Standard Industrial             (I.R.S. Employer
  Incorporation or Organization)      Classification Code Number)           Identification Number)

                         111 WESTWOOD PLACE, SUITE 402
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 221-2250
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)
                             ---------------------
                                  W.E. SHERIFF
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                         111 WESTWOOD PLACE, SUITE 402
                           BRENTWOOD, TENNESSEE 37027
                                 (615) 221-2250
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------
                          COPIES OF COMMUNICATIONS TO:

                  T. ANDREW SMITH                                  JEFFREY S. LOWENTHAL
              BASS, BERRY & SIMS PLC                           STROOCK & STROOCK & LAVAN LLP
               FIRST AMERICAN CENTER                                  180 MAIDEN LANE
            NASHVILLE, TENNESSEE 37238                           NEW YORK, NEW YORK 10038
                  (615) 742-6200                                      (212) 806-5400

                             ---------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ____________.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                             ---------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the estimated costs and expenses of the Registrant in connection with the Offering described in the Registration Statement.

SEC registration fee........................................  $ 18,514
NASD fee....................................................     6,610
New York Stock Exchange listing fee.........................   112,600
Accounting fees and expenses................................   150,000*
Legal fees and expenses.....................................   375,000*
Printing and engraving expenses.............................   150,000*
Blue sky fees and expenses..................................     2,500*
Transfer agent and registrar fees...........................    10,000*
Miscellaneous fees and expenses.............................    74,776*
                                                              --------
          Total.............................................  $900,000
                                                              ========

---------------

* Estimated.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     The Tennessee Business Corporation Act ("TBCA") provides that a corporation may indemnify any director or officer against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) the director or officer reasonably believed, in the case of conduct in his or her official capacity with the corporation, that such conduct was in the corporation's best interest, or, in all other cases, that his or her conduct was not opposed to the best interests of the corporation, and (iii) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer is adjudged to be liable to the corporation. Similarly, the TBCA prohibits indemnification in connection with any proceeding charging improper personal benefit to a director or officer, if such director or officer is adjudged liable on the basis that a personal benefit was improperly received. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as a director or officer of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that a director or officer be indemnified for reasonable expense if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     The Charter and Bylaws of the Company provide that the Company will indemnify from liability, and advance expenses to, any present or former director or officer of the Company to the fullest extent allowed by the TBCA, as amended from time to time, or any subsequent law, rule, or regulation adopted in lieu thereof. Additionally, the Charter provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages for breach of any fiduciary duty except for liability arising from (i) any breach of a director's duty of loyalty to the Company or its shareholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) any unlawful distributions, or (iv) receiving any improper personal benefit.

     The Company has purchased a directors and officers insurance policy providing for $10.0 million in coverage for certain liabilities of the Company's directors and officers. The policy expires in May 2000.

     The proposed form of the Underwriting Agreement to be filed as Exhibit 1 to this Registration Statement contains certain provisions relating to the indemnification of the Company and its controlling persons by the Underwriters and relating to the indemnification of the Underwriters by the Company and its controlling persons.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     All of the shares of Common Stock outstanding on the date hereof will be distributed to the Registrant's shareholders immediately prior to the effectiveness of the Offering in connection with the transfer of assets to the Registrant by an affiliated limited partnership and the simultaneous liquidation of the affiliated limited partnership. Prior to such distribution, the Registrant's shareholders have been partners of the affiliated limited partnership. In accordance with the provisions of the limited partnership's Partnership Agreement, the partners voted prior to the filing of this Registration Statement to organize the Registrant and liquidate the limited partnership, subject only to the effectiveness of the Offering. The Registrant believes that the distribution of shares of Common Stock by the affiliated limited partnership will be an exempt transaction in accordance with Section 4(2) of the Securities Act of 1933, as amended, and Rule 506 of Regulation D promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) The following exhibits are filed as part of the Registration Statement:


EXHIBIT
NUMBER                                 DESCRIPTION
-------                                -----------
  1        --  Form of Underwriting Agreement*
  2.1      --  Limited Partnership Agreement of American Retirement
               Communities, L.P., dated February 7, 1995, as amended April
               1, 1995*
  2.2      --  Articles of Share Exchange between American Retirement
               Communities, L.P., and American Retirement Corporation,
               dated March 31, 1995 (including attached Plan and Agreement of Share Exchange)*
  2.3      --  Reorganization Agreement, dated February 28, 1997
  3.1      --  Charter of the Registrant*
  3.2      --  Bylaws of the Registrant*
  4.1      --  Specimen Common Stock certificate*
  4.2      --  Article 8 of the Registrant's Charter (included in Exhibit
               3.1)
  5        --  Opinion of Bass, Berry & Sims PLC*
 10.1      --  American Retirement Corporation 1997 Stock Incentive Plan*
 10.2      --  American Retirement Corporation Employee Stock Purchase
               Plan*
 10.3      --  American Retirement Corporation 401(k) Retirement Plan*
 10.4      --  Officers' Incentive Compensation Plan*
 10.5      --  Registration Rights Policy*
 10.6      --  Lease and Security Agreement, dated January 2, 1997, by and between Nationwide Health Properties, Inc. and American
               Retirement Communities, L.P.*
 10.7      --  Lease and Security Agreement, dated January 2, 1997, by and between N.H. Texas Properties Limited Partnership and
               Trinity Towers Limited Partnership*
 10.8      --  Amended and Restated Loan Agreement, dated December 21,
               1994, between Carriage Club of Denver, L.P. and General
               Electric Capital Corporation*
 10.9      --  Amended and Restated Promissory Note, dated December 21,
               1994 between Carriage Club of Denver, L.P. and General
               Electric Capital Corporation*
 10.10     --  Assumption, Consent and Loan Modification Agreement, dated
               February 8, 1995, by and among Carriage Club of Denver,
               L.P., American Retirement Communities, and General Electric
               Capital Corporation*
 10.11     --  Loan Agreement, dated October 31, 1995, by and between
               American Retirement Communities, L.P. and First Union
               National Bank of Tennessee, as amended*
 10.12     --  Amended and Restated Promissory Note, dated October 31,
               1995, by American Retirement Communities, L.P. to First
               Union National Bank of Tennessee, as amended*
 10.13     --  Revolving Credit Promissory Note, dated October 31, 1995, by
               American Retirement Communities, L.P. to First Union
               National Bank of Tennessee, as amended*

      10.14         --  Standby Note, dated October 31, 1995, by American Retirement Communities, L.P. to First Union
                        National Bank of North Carolina*
      10.15         --  Reimbursement Agreement, dated October 31, 1995, between American Retirement Communities, L.P. and
                        First Union National Bank of North Carolina, as amended*
      10.16         --  Loan Agreement, dated January 4, 1996, between General Electric Capital Corporation and Fort Austin
                        Limited Partnership*
      10.17         --  Promissory Note, dated January 4, 1996, by Fort Austin Limited Partnership to General Electric
                        Capital Corporation*
      10.18         --  Promissory Note, dated April 1, 1992, by Fort Austin Limited Partnership to General Electric Capital
                        Corporation, as amended*
      10.19         --  Loan Agreement, dated May 7, 1996, between ARCLP-Charlotte, LLC, American Retirement Communities,
                        L.P. and General Electric Capital Corporation*
      10.20         --  Junior Promissory Note, dated May 7, 1996, by ARCLP-Charlotte, LLC and American Retirement
                        Communities, L.P. to General Electric Capital Corporation*
      10.21         --  Senior Promissory Note, dated May 7, 1996, by ARCLP-Charlotte, LLC and American Retirement
                        Communities, L.P. to General Electric Capital Corporation*
      10.22         --  Construction Loan Agreement, dated March 14, 1997, between Fort Austin Limited Partnership and First
                        Union National Bank of Tennessee*
      10.23         --  Construction Loan Addendum, dated March 28, 1997, between First Union National Bank of Tennessee and
                        Fort Austin Limited Partnership*
      10.24         --  Promissory Note, dated March 28, 1997, by Fort Austin Limited Partnership to First Union National
                        Bank of Tennessee*
      10.25         --  Letter of Intent, dated April 3, 1997, by National Health Investors, Inc. to American Retirement
                        Corporation*
      10.26         --  Master Loan Agreement, dated December 23, 1996, between First American National Bank and American
                        Retirement Communities, L.P.*
      10.27         --  Letter of Intent, dated February 24, 1997, by Nationwide Health Properties, Inc. to American
                        Retirement Corporation*
      11            --  Statement re Computation of Per Share Earnings*
      21            --  Subsidiaries of the Registrant
      23.1          --  Consent of KPMG Peat Marwick LLP*
      23.2          --  Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
      24            --  Power of Attorney*
      27            --  Financial Data Schedule (for SEC use only)*


---------------


* Previously filed


     (b) Financial Statement Schedules

          Schedule II -- Valuation and Qualifying Accounts

          All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are inapplicable, and therefore have been omitted.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the Underwriters, at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Nashville, Tennessee on May 29, 1997.


                                          AMERICAN RETIREMENT CORPORATION

                                          By:        /s/ W.E. SHERIFF
                                            ------------------------------------
                                                        W.E. Sheriff
                                            Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                      SIGNATURE                                     TITLE                    DATE
                      ---------                                     -----                    ----

                  /s/ W.E. SHERIFF                     Chairman and Chief Executive      May 29, 1997
-----------------------------------------------------    Officer (Principal Executive
                    W.E. Sheriff                         Officer)

                 /s/ GEORGE T. HICKS                   Executive Vice                    May 29, 1997
-----------------------------------------------------    President -- Finance, Chief
                   George T. Hicks                       Financial Officer (Principal
                                                         Financial and Accounting
                                                         Officer)

                          *                            Director                          May 29, 1997
-----------------------------------------------------
                 H. Lee Barfield II

                          *                            Director                          May 29, 1997
-----------------------------------------------------
                Jack O. Bovender, Jr.

                          *                            Director                          May 29, 1997
-----------------------------------------------------
                  Frank M. Bumstead

                          *                            Director                          May 29, 1997
-----------------------------------------------------
                   Robin G. Costa

                          *                            Director                          May 29, 1997
-----------------------------------------------------
                  Clarence Edmonds

                          *                            Director                          May 29, 1997
-----------------------------------------------------
              John A. Morris, Jr., M.D.

                          *                            Director                          May 29, 1997
-----------------------------------------------------
                 Daniel K. O'Connell

                          *                            Director                          May 29, 1997
-----------------------------------------------------
                   Nadine C. Smith

                          *                            Director                          May 29, 1997
-----------------------------------------------------
                Lawrence J. Stuesser

*                  /s/ W. E. SHERIFF
-----------------------------------------------------
           W.E. Sheriff, Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                DESCRIPTION
-------                               -----------
1        --   Form of Underwriting Agreement*
2.1      --   Limited Partnership Agreement of American Retirement
              Communities, L.P., dated February 7, 1995, as amended April
              1, 1995*
2.2      --   Articles of Share Exchange between American Retirement
              Communities, L.P., and American Retirement Corporation,
              dated March 31, 1995 (including attached Plan and Agreement of Share Exchange)*
2.3      --   Reorganization Agreement, dated February 28, 1997
3.1      --   Charter of the Registrant*
3.2      --   Bylaws of the Registrant*
4.1      --   Specimen Common Stock certificate*
4.2      --   Article 8 of the Registrant's Charter (included in Exhibit
              3.1)
5        --   Opinion of Bass, Berry & Sims PLC*
10.1     --   American Retirement Corporation 1997 Stock Incentive Plan*
10.2     --   American Retirement Corporation Employee Stock Purchase
              Plan*
10.3     --   American Retirement Corporation 401(k) Retirement Plan*
10.4     --   Officers' Incentive Compensation Plan*
10.5     --   Registration Rights Policy*
10.6     --   Lease and Security Agreement, dated January 2, 1997, by and between Nationwide Health Properties, Inc. and American
              Retirement Communities, L.P.*
10.7     --   Lease and Security Agreement, dated January 2, 1997, by and between N.H. Texas Properties Limited Partnership and
              Trinity Towers Limited Partnership*
10.8     --   Amended and Restated Loan Agreement, dated December 21,
              1994, between Carriage Club of Denver, L.P. and General
              Electric Capital Corporation*
10.9     --   Amended and Restated Promissory Note, dated December 21,
              1994 between Carriage Club of Denver, L.P. and General
              Electric Capital Corporation*
10.10    --   Assumption, Consent and Loan Modification Agreement, dated
              February 8, 1995, by and among Carriage Club of Denver,
              L.P., American Retirement Communities, and General Electric
              Capital Corporation*
10.11    --   Loan Agreement, dated October 31, 1995, by and between
              American Retirement Communities, L.P. and First Union
              National Bank of Tennessee, as amended*
10.12    --   Amended and Restated Promissory Note, dated October 31,
              1995, by American Retirement Communities, L.P. to First
              Union National Bank of Tennessee, as amended*
10.13    --   Revolving Credit Promissory Note, dated October 31, 1995, by
              American Retirement Communities, L.P. to First Union
              National Bank of Tennessee, as amended*
10.14    --   Standby Note, dated October 31, 1995, by American Retirement
              Communities, L.P. to First Union National Bank of North
              Carolina*
10.15    --   Reimbursement Agreement, dated October 31, 1995, between
              American Retirement Communities, L.P. and First Union
              National Bank of North Carolina, as amended*
10.16    --   Loan Agreement, dated January 4, 1996, between General
              Electric Capital Corporation and Fort Austin Limited
              Partnership*
10.17    --   Promissory Note, dated January 4, 1996, by Fort Austin
              Limited Partnership to General Electric Capital Corporation*
10.18    --   Promissory Note, dated April 1, 1992, by Fort Austin Limited
              Partnership to General Electric Capital Corporation, as
              amended*
10.19    --   Loan Agreement, dated May 7, 1996, between ARCLP-Charlotte,
              LLC, American Retirement Communities, L.P. and General
              Electric Capital Corporation*
10.20    --   Junior Promissory Note, dated May 7, 1996, by
              ARCLP-Charlotte, LLC and American Retirement Communities,
              L.P. to General Electric Capital Corporation*
10.21    --   Senior Promissory Note, dated May 7, 1996, by
              ARCLP-Charlotte, LLC and American Retirement Communities,
              L.P. to General Electric Capital Corporation*
10.22    --   Construction Loan Agreement, dated March 14, 1997, between
              Fort Austin Limited Partnership and First Union National
              Bank of Tennessee*
10.23    --   Construction Loan Addendum, dated March 28, 1997, between
              First Union National Bank of Tennessee and Fort Austin
              Limited Partnership*
10.24    --   Promissory Note, dated March 28, 1997, by Fort Austin
              Limited Partnership to First Union National Bank of
              Tennessee*
10.25    --   Letter of Intent, dated April 3, 1997, by National Health
              Investors, Inc. to American Retirement Corporation*
10.26    --   Master Loan Agreement, dated December 23, 1996, between
              First American National Bank and American Retirement
              Communities, L.P.*

10.27         --      Letter of Intent, dated February 24, 1997, by Nationwide Health Properties, Inc. to American Retirement
                      Corporation*
11            --      Statement re Computation of Per Share Earnings*
21            --      Subsidiaries of the Registrant
23.1          --      Consent of KPMG Peat Marwick LLP*
23.2          --      Consent of Bass, Berry & Sims PLC (included in Exhibit 5)
24            --      Power of Attorney*
27            --      Financial Data Schedule (for SEC use only)*


---------------


* Previously filed